The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Pricing Supplement       SUBJECT TO COMPLETION         June 14, 2007


       Pricing Supplement to the Prospectus dated January 5, 2007 and the
                 Prospectus Supplement dated February 28, 2007

   [RBC LOGO]         US$
                      Royal Bank of Canada
                      Principal Protected Booster Notes due June 29, 2012
                      Linked to the Performance of a Basket of Commodities

Issuer:                       Royal Bank of Canada ( "Royal Bank ")
Series:                       Senior Global Medium-Term Notes, Series C
Issue Date:                   June 29, 2007
Maturity Date and Term:       June 29, 2012 (resulting in a term to maturity of
                              five years).
Coupon:                       We will not pay you interest regularly during the
                              term of the Notes. Under certain circumstances an Interim Coupon may be paid on the Interim Coupon
                              Payment Date.
Basket:                       The payment at maturity on the Notes are linked to
                              the value of a weighted basket (the "Basket") consisting of four commodities (each a "Basket
                              Commodity", and together, the "Basket
                              Commodities"). Such weightings will be achieved by providing a Component Weight for each Basket
                              Commodity as follows:

                              Basket Commodity        Component Weight     Initial Levels
                              ----------------        ----------------     --------------
                              Copper                       30.00%              $/ton
                              Nickel                       30.00%              $/ton
                              Zinc                         30.00%              $/ton
                              ICE Brent Crude Oil          10.00%             $/barrel

Minimum Investment:           US$1,000.
Denomination:                 US$1,000 (except that non-U.S. investors may be
                              subject to higher minimums).
Interim Coupon:               If, on the interim valuation date, the Percentage
                              Change is greater than 0%, then, on June 29, 2010
                              (the "Interim Coupon Payment Date"), the investor
                              will receive the Interim Coupon, which shall be
                              equal to the principal amount invested multiplied
                              by 25%.
Payment at Maturity:          At maturity, you will receive a cash payment equal
                              to the principal amount invested plus an amount
                              equal to that principal amount multiplied by the
                              Basket Coupon.
Basket Coupon:                If the Percentage Change is less than or equal to
                              0%, the Basket Coupon will be equal to 0%.
                              If the Percentage Change is greater than 0% but
                              less than or equal to [65-75]%, then the Basket
                              Coupon will be equal to [65-75]%.
                              If the Percentage Change is greater than [65-75]%,
                              then the Basket Coupon will be equal to the
                              Percentage Change.
Percentage Change:            The Percentage Change is an amount (expressed as a
                              percentage and rounded to two decimal places) equal to the sum of the Weighted Component Changes for the four Basket Commodities.
                              The Weighted Component Change for each Basket
                              Commodity will be determined as follows:

                                                         (C(f) - C(i))
                                 Component Weight   x    -------------
                                                              C(i)

                              where,
                              C(f) is the Reference Price of the Basket
                              Commodity, "C", on June 27, 2012 (the "final
                              valuation date") or on June 25, 2010 (the "interim
                              valuation date")
                              C(i) is the Reference Price of the Basket
                              Commodity, "C", on June 27, 2007 (the "initial
                              valuation date").
                              The Reference Prices for each Basket Commodity
                              will be determined by reference to the official
                              settlement prices of certain futures and forward
                              contracts traded on the London Metal Exchange (the
                              "LME") for copper, nickel and zinc and the
                              Intercontinental Exchange (the "ICE") for crude
                              oil. For the definition of Reference Prices, see
                              page P-20.
Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg
                              as described under "Ownership and Book-Entry
                              Issuance" in the accompanying prospectus).
CUSIP Number:                 78008EJW8
Listing:                      The Notes will not be listed on any securities
                              exchange or quotation system.
Calculation Agent:            The Bank of New York
Terms Incorporated
in the Master Note:           All of the terms appearing above this item on the
                              cover page of this pricing supplement and the terms appearing under the caption "Specific Terms of the Note" below.

Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page P-4 of this pricing supplement and page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

                                                                             Proceeds to Royal
                                 Price to Public      Agent's Commission       Bank of Canada
                                 ---------------      ------------------       --------------
   Per Note...................        100%                   %                      %
   Total......................         $                     $                      $

                         RBC Capital Markets Corporation

                      Pricing Supplement dated June , 2007

                      [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                           TABLE OF CONTENTS
Pricing Supplement
Summary........................................................................................   P-1
Risk Factors...................................................................................   P-5
The Basket.....................................................................................   P-10
Specific Terms of the Notes....................................................................   P-20
Use of Proceeds and Hedging....................................................................   P-25
Supplemental Tax Considerations................................................................   P-27
Supplemental Plan of Distribution..............................................................   P-30

Prospectus Supplement
About This Prospectus Supplement...............................................................   S-1
Risk Factors...................................................................................   S-1
Use of Proceeds................................................................................   S-4
Description of the Notes We May Offer..........................................................   S-5
Certain Income Tax Consequences................................................................   S-24
Supplemental Plan of Distribution..............................................................   S-25
Documents Filed as Part of the Registration Statement..........................................   S-30

Prospectus
Documents Incorporated by Reference............................................................   2
Where You Can Find More Information............................................................   3
Further Information............................................................................   3
About This Prospectus..........................................................................   4
Presentation of Financial Information..........................................................   5
Caution Regarding Forward-Looking Information..................................................   5
Royal Bank of Canada...........................................................................   6
Risk Factors...................................................................................   6
Use of Proceeds................................................................................   6
Consolidated Ratios of Earnings to Fixed Charges...............................................   7
Consolidated Capitalization and Indebtedness...................................................   8
Description of Debt Securities.................................................................   9
Tax Consequences...............................................................................   26
Plan of Distribution...........................................................................   38
Benefit Plan Investor Consideration............................................................   40
Limitation on Enforcement of U.S. Laws Against The Bank, Our Management and Others.............   41
Validity of Securities.........................................................................   41
Experts........................................................................................   41
Supplemental Financial Statement Schedule......................................................   42
Other Expenses of Issuance And Distribution....................................................   45


                                       I

                      [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                     SUMMARY

     The Principal Protected Booster Notes (the "Notes") are medium-term notes issued by Royal Bank offering full principal protection and enhanced participation in the performance of a basket of commodities (the "Basket") at maturity. The following is a summary of terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The Notes may be offered to certain investors outside the United States in accordance with applicable local law. We urge non-U.S. investors to read "Risk Factors--Non-U.S. Investors May Be Subject to Certain Additional Risk". The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the "prospectus" mean our accompanying prospectus, dated January 5, 2007, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated February 28, 2007, which supplements the prospectus. Capitalized terms used in this pricing supplement which are defined in the accompanying prospectus or prospectus supplement shall have the meanings assigned to them in the prospectus or prospectus supplement.

Selected Purchase Considerations

o Growth Potential--The Notes provide the opportunity for enhanced participation in the performance of the Basket. At maturity, if the Percentage Change is less than or equal to 0%, then the Basket Coupon will be equal to 0%. If the Percentage Change is greater than 0% but less than or equal to [65-75]%, then the Basket Coupon will be equal to [65-75]%. If the Percentage Change is greater than [65-75]%, then the Basket Coupon will be equal to the Percentage Change.

o Interim Coupon-- If on the interim valuation date the Percentage Change is greater than 0%, then, on June 29, 2010 (the "Interim Coupon Payment Date"), the investor will receive the Interim Coupon, which shall be equal to the principal amount invested multiplied by 25%.

o Principal Protection--At maturity, your principal is fully protected against a negative Basket Coupon.

Selected Risk Considerations

o Market Risk--The extent to which the return on the Notes is positive is linked to the performance of the Basket and will depend on whether the Basket declines below its initial level, and if the Basket increases, the extent to which it increases. Commodity prices may change unpredictably, affecting the settlement prices of futures and forward contracts and the value of your Notes in unforeseeable ways.

o Limited Portfolio Diversification--The four Basket Commodities are concentrated in two sectors, base metals and energy, and may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors and exchange-traded futures contracts on the Basket Commodities in particular.

o No Principal Protection Unless You Hold the Notes to Maturity--You will be entitled to receive a minimum payment of the principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold your Notes to maturity.

o No Interest Payments--You will not receive any periodic interest payments on the Notes. However, you may receive the Interim Coupon (equal to 25% of the principal amount) if the Percentage Change is greater than 0% on the interim valuation date.

o There May Be Little or No Secondary Market for the Notes--The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes may be a suitable investment for you if:

o    You are willing to hold the Notes to maturity.

o You are willing to accept the risk of fluctuations in commodities prices in general and exchange-traded futures contracts on the Basket Commodities in particular.

o You believe the prices of exchange-traded futures contracts on the Basket Commodities will increase during the term of the Notes.

o You seek an investment that offers principal protection when held to maturity.

o    You do not seek current income from this investment.

o You seek an investment with a return linked to the performance of the Basket Commodities.

The Notes may not be a suitable investment for you if:

o    You are unable or unwilling to hold the Notes to maturity.

o You are not willing to be exposed to fluctuations in commodities prices in general and exchange-traded futures contracts on the Basket Commodities in particular.

o You believe the prices of exchange-traded futures contracts on the Basket Commodities will decrease during the term of the Notes.

o You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

o You prefer not to create an over-concentrated position in the commodities sector of your portfolio.

o    You seek current income from your investment.

o    You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

     The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you may not receive any payments from us until maturity. In addition, you will recognize income or loss if the actual coupon payment you receive differs from the projected payment on the notes. The comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

     For a discussion of the Canadian federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental Canadian Tax Considerations" in this pricing supplement.

Sample Calculations of the Payment at Maturity

     The examples set forth below are included for illustration purposes only. The Reference Prices of the Basket Commodities used to illustrate the calculation of the Basket Coupon are neither estimates nor forecasts of the References Prices of the Basket Commodities on the initial valuation date or the final valuation date on which the calculation of the Basket Coupon, and in turn the payment at maturity, will depend. All examples assume that a holder has purchased Notes with an aggregate principal amount of $10,000 and that no extraordinary event has occurred. We are assuming the booster level to be 75% in the below examples. The booster level will be determined on the Pricing Date.



Example 1--    Calculation of the payment at maturity where the Percentage
               Change is greater than 0% but less than or equal to 75%.

               Percentage Change        55%

               Basket Coupon            Since the Percentage Change is greater
                                        than 0% but less than or equal to 75%,
                                        the Basket Coupon will be equal to 75%.

               Payment at Maturity      $10,000 + ($10,000 x 75%) = $10,000 +
                                        $7,500 = $17,500

               On a $10,000 investment, a 55% percentage change results in a payment at maturity of $17,500, a 75% return on the Notes.



Example 2--    Calculation of the payment at maturity where the Percentage
               Change is greater than 75%.

               Percentage Change        125%

               Basket Coupon            Since the Percentage Change is greater
                                        than 75%, the Basket Coupon will be
                                        equal to the Percentage Change, or 125%.

               Payment at Maturity      $10,000 + ($10,000 x 125%) = $10,000 +
                                        $12,500 = $22,500

               On a $10,000 investment, a 125% percentage change results in a payment at maturity of $22,500, a 125% return on the Notes.



Example 3--    Calculation of the payment at maturity where the Percentage
               Change is less than or equal to 0%.

               Percentage Change        -35%

               Basket Coupon            Since the Percentage Change is less than
                                        0%, the Basket Coupon will be equal to
                                        0%.

               Payment at Maturity      $10,000 + ($10,000 x 0%) = $10,000 +
                                        $0.00 = $10,000

               On a $10,000 investment, a -35% percentage change results in a payment at maturity of $10,000, a 0% return on the Notes.

Sample Calculations of the Interim Payment Amount

     The examples set forth below are included for illustration purposes only. The Reference Prices of the Basket Commodities used to illustrate the calculation of Interim Payment are neither estimates nor forecasts of the References Prices of the Basket Commodities on the initial valuation date or the interim valuation date on which the calculation of the Interim Coupon will depend. All examples assume that a holder has purchased Notes with an aggregate principal amount of $10,000 and that no extraordinary event has occurred.



Example 4--    Calculation of the Interim Coupon where the Percentage Change is less than or equal to 0%.

               Percentage Change        -35%

               Interim Coupon           Since the Percentage Change is less than
                                        or equal to 0% on the interim valuation
                                        date, the Interim Coupon will be equal
                                        to 0%.

               Interim Coupon Amount    $10,000 x 0% = $0

               On a $10,000 investment, a -35% percentage change on the interim valuation date results in an Interim Coupon of $0 on the Notes.



Example 5--    Calculation of the Interim Coupon where the Percentage Change is greater than 0% but less than or equal to 25%.

               Percentage Change        15%

               Interim Coupon           Since the Percentage Change is greater
                                        than 0% but less than or equal to 25% on the interim valuation date, the Interim
                                        Coupon will be equal to the principal
                                        amount multiplied by 25%.

               Interim Coupon Amount    $10,000 x 25% = $2,500

               On a $10,000 investment, a 15% percentage change on the interim valuation date results in an Interim Coupon of $2,500 on the Notes.



Example 6--    Calculation of the Interim Coupon where the Percentage Change is greater than 25%.

               Percentage Change        45%

               Interim Coupon           Since the Percentage Change is greater
                                        than 25% on the interim valuation date,
                                        the Interim Coupon will be equal to the
                                        principal amount multiplied by 25%.

               Interim Coupon Amount    $10,000 x 25% = $2,500

               On a $10,000 investment, a 45% percentage change on the interim valuation date results in an Interim Coupon of $2,500 on the Notes.

                                  RISK FACTORS

     The Notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the Notes is linked to the performance of a basket of four exchange-traded physical commodities --copper, nickel, zinc and crude oil (the "Basket Commodities"). Investing in the Notes is not equivalent to investing directly in the Basket Commodities themselves or the related futures and forward contracts. See "The Basket" below for more information.

     This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

The Notes Are Intended to Be Held to Maturity. Your Principal Is Only Protected If You Hold Your Notes to Maturity

     You will receive at least the minimum payment of the principal amount of your Notes only if you hold them to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold and may incur a loss. You should be willing to hold your Notes to maturity.

Your Note May Not Appreciate; You Will Not Benefit from Any Appreciation in the Reference Price of Any Basket Commodity, If Such Appreciation Is Not Reflected in the Official Settlement Price on the Final Valuation Date or on the Interim Valuation Date

     If the Basket Coupon is zero on the interim valuation date and on the final valuation date, then the payment on the Interim Coupon Payment Date will be zero and the payment at maturity will be limited to the principal amount. This will be true even though the Basket Coupon as of some date or dates prior to the interim valuation date or the final valuation date may have been positive, because the payment on the Interim Coupon Payment Date or at maturity will be calculated only on the basis of settlement prices of certain futures and forward contracts (or otherwise determined by the calculation agent, in the case of an extraordinary event) on the interim valuation date or final valuation date, as applicable. You should therefore be prepared to realize no return on the principal amount of your Notes during the term of the Notes.

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices

     The market value of your Notes may fluctuate between the date you purchase them and the interim valuation date or the final valuation date when the calculation agent will determine your payment, if any, on the Interim Coupon Payment Date or at maturity. Therefore, if you sell your Notes in the secondary market prior to maturity, you may have to sell them at a substantial loss. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the settlement prices of the exchange-traded futures and forward contracts on the Basket Commodities will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

     o the market price of the Basket Commodities underlying the exchange-traded futures and forward contracts in the Basket;

     o the volatility of each Basket Commodity (i.e., the frequency and magnitude of changes in the level of each Underlying Index);

     o    the time remaining to the maturity of the Notes;

     o supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market maker;

     o    the general interest rate environment;

     o economic, financial, political, regulatory, geographical, biological or legal events that affect the market price of the Basket Commodities or the exchange-traded futures and forward contracts in the Basket or that affect commodities and futures markets generally; or

     o    the creditworthiness of Royal Bank.

     These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

Suspension or Disruptions of Market Trading in the Commodity and Related Futures Markets May Adversely Affect the Value of Your Notes

     The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price". Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the market price of the relevant futures and forward contracts and, therefore, the value of your Notes.

Risks Associated with the Basket May Adversely Affect the Market Price of the Notes

     Because the Notes are linked to the Basket, which currently reflects the return on futures and forward contracts on four different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the exchange-traded physical commodities underlying the futures and forward contracts included in the Basket are concentrated in two sectors, base metals and energy. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

Risks You Should Consider Relating to Trading of Commodities on the LME

     The market prices of the Basket Commodities will be determined by reference to the settlement prices of contracts traded on the LME. As discussed below, the LME is a principals' market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of LME trading. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations are occurring on the interim valuation date or final valuation date, the prices of the contracts used to determine the Reference Prices of the Basket Commodities and consequently the interim coupon and payment at maturity, could be adversely affected.

Commodity Prices May Change Unpredictably, Affecting the Interim Coupon and the Basket Coupon and the Value of Your Notes in Unforeseeable Ways

     Trading in futures and forward contracts on the Basket Commodities is speculative and can be extremely volatile. Market prices of the Basket Commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments and changes in interest rates. These factors may affect the value of the related contracts and the value of your Notes in varying ways, and different factors may cause the value of different Basket Commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

You Will Not Receive Periodic Interest Payments on the Notes or Have Rights in the Exchange-Traded Futures Contracts on the Basket Commodities

     Other than your contingent right to receive the Interim Coupon which depends on the Percentage Change being positive on the interim valuation date, you will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have rights that holders of the exchange-traded futures and forward contracts on the Basket Commodities may have.

There May Not Be an Active Trading Market in the Notes--Sales in the Secondary Market May Result in Significant Losses

     You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and, as a result you may suffer substantial losses.

Trading and Other Transactions by Royal Bank or its Affiliates in Basket Commodities, Futures, Options, Exchange-Traded Funds or Other Derivative Products on the Basket Commodities May Impair the Market Value of the Notes

     As described below under "Use of Proceeds and Hedging" in this pricing supplement, we or one or more affiliates (or an unaffiliated party or parties with whom we contract) may hedge our obligations under the Notes by purchasing the Basket Commodities, futures or options on the Basket Commodities, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket Commodities, and we or such unaffiliated party or parties may adjust these hedges by, among other things, purchasing or selling Basket Commodities, futures, options or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket Commodities at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Basket Commodities and the value of the Basket and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates (or an unaffiliated party or parties with whom we contract) could receive substantial returns from these hedging activities while the market value of the Notes declines.

     We or one or more of our affiliates may also engage in trading in the Basket Commodities, the exchange-traded futures and forward contracts on the Basket Commodities, and other investments relating to the Basket Commodities on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Basket Commodities, the exchange-traded futures and forward contracts on the Basket Commodities, the value of the Basket and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Commodities or the exchange-traded futures and forward contracts on the Basket Commodities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest

     As noted above, we and our affiliates expect to engage in trading activities related to the Basket Commodities and the exchange-traded futures and forward contracts on the Basket Commodities, which are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests we and our affiliates will have in our proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities, if they influence the Reference Prices of the Basket Commodities, could be adverse to the interests of the holders of the Notes. Moreover, we and RBC Capital Markets Corporation have published and in the future expect to publish research reports with respect to some or all of the Basket Commodities. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, RBC Capital Markets Corporation or our other affiliates may affect the market price of the Basket Commodities and the related exchange-traded futures and forward contracts and, therefore, the market value of the Notes.

The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Royal Bank's Cost of Hedging its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity.

     The price at which you purchase of the notes includes a selling concession (including a broker's commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity may be less than your original purchase price.

Royal Bank and Its Affiliates Have No Affiliation with the LME or ICE and Are Not Responsible for Their Public Disclosure of Information

     We and our affiliates are not affiliated with the LME or ICE in any way and have no ability to control or predict their actions, including any errors in or discontinuation of their disclosure. Neither the LME nor ICE is under any obligation to continue to maintain any futures and forward contracts. If the LME or ICE discontinues or materially changes the terms of any futures and forward contracts on the Basket Commodities, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor futures and forward contract selected in its sole discretion. If the calculation agent determines in its sole discretion that no comparable futures and forward contract exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Extraordinary Event" and "--Adjustments to the Basket and Reference Price" in this pricing supplement.

     You, as an investor in the Notes, should make your own investigation into the Basket Commodities, the related futures contracts and the exchanges on which they trade.

The Calculation Agent Can Postpone the Calculation of the Basket Coupon on the Interim Valuation Date or the Maturity Date If an Extraordinary Event Occurs on the Interim Valuation Date or the Final Valuation Date

     The calculation of the Interim Coupon or the Basket Coupon may be postponed if the calculation agent determines that an extraordinary event has occurred or is continuing on the interim valuation date or final valuation date, as applicable. If such a postponement occurs, then the calculation agent will instead use the settlement prices on the relevant futures and forward contracts on the first business day after that day on which no extraordinary event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than five business days. As a result, the maturity date for the Notes could also be postponed, although not by more than five business days. If the final valuation date is postponed to the last possible day, but an extraordinary event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If an extraordinary event is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the Basket Coupon that would have prevailed in the absence of the extraordinary event. See "Specific Terms of the Notes--Extraordinary Event" in this pricing supplement.

     If an extraordinary event results in the deferral of the payment at maturity beyond the stated maturity date, no penalty interest will accrue or be payable on the deferred payment.

The Calculation Agent Can Modify the Composition of the Basket and the Determination of the Reference Prices of the Basket Commodities

     The composition of the Basket and the method of calculating the Reference Prices of the Basket Commodities may be adjusted by the calculation agent from time to time upon the occurrence of certain extraordinary events. For example, if the terms of the contracts used for determining the Reference Price of a Basket Commodity are changed in a material respect by the commodity exchange upon which the contract trades, or if a Reference Price is not available for a Basket Commodity for any reason, then the calculation agent may take such action, including adjustments to the Basket or to the method of calculating the Reference Price of that Basket Commodity, as it deems appropriate. See "Specific Terms of the Notes--Adjustments to the Basket and Reference Price" in this pricing supplement. Such changes could adversely affect the Basket Coupon and, consequently, the interim payment and the payment at maturity on the Notes.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

     The Notes are denominated in U.S. dollars. If you are a non-U.S. investor who purchased the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

     This pricing supplement contains a general description of certain U.S. and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

                                   THE BASKET

General

     The Basket is comprised of four exchange-traded physical commodities, each of which falls within one of the following two general sectors: base metals and energy. The inclusion or exclusion of a commodity in the Basket is not a recommendation to invest in or divest any interest in such commodity. Neither Royal Bank nor any of its affiliates makes any representation or warranty as to the performance of the Basket Commodities or the Basket.

     Royal Bank or its affiliates may presently or from time to time invest in, or divest an interest in, one or more "commodity investments" (i.e., trading of commodities and futures and forward contracts with respect to the commodities and other instruments and derivative products based on the commodities and/or the Basket), may render investment advice to a third party with respect to one or more commodity investments or may facilitate on behalf of a third party an investment in, or a divestiture of an interest in, one or more commodity investments. In the course of such business, Royal Bank or its affiliates may acquire nonpublic information with respect to such commodity investments and, in addition, one or more affiliates of Royal Bank may produce and/or publish research reports with respect to such commodity investments. Royal Bank does not make any representation or warranty to any purchaser of a Note with respect to any matters whatsoever relating to such activities.

     The information relating to the Basket Commodities, the information about the market in which the Basket Commodities trade and the price data plotted to chart the history of the prices of the Basket Commodities has been derived from publicly available sources and is presented in summary form for informational purposes only. As such, neither Royal Bank nor any of its affiliates has independently verified this information or assumes any responsibility for the accuracy or completeness of such information.

     Any prospective investor in the Notes should understand the commodity futures, forward and spot markets and should undertake an independent investigation of the Basket Commodities as it deems appropriate to make an informed decision with respect to an investment in the Notes.

The Principal Exchanges

     The reference prices of the Basket Commodities are determined by reference to the official settlement prices of futures and forward contracts traded on the following commodities markets, the LME and ICE (the "Principal Exchanges", and each a "Principal Exchange"). You should make your own investigation into the Principal Exchanges to determine whether the Notes are a suitable investment for you.

     An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price or, in the case of a futures contract on an index, providing for the payment and receipt of a cash settlement. By its terms, a futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as "short") and acquired by the purchaser (whose position is therefore described as "long") or in which the cash settlement amount is required to be paid. Prior to the date on which delivery is to be made under a futures contract, the exchange clearing house will require the holders of short positions to state their intentions with respect to delivery and, to the extent that such holders elect to make delivery (as opposed to cash settlement), the clearing house will match them with holders of long positions, who will then be required to accept delivery. In the vast majority of cases, actual delivery under contracts never takes place, as contracts are often liquidated with offsetting futures transactions prior to the maturity of the original contract.

     No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents, which varies based on the requirements imposed by the exchange clearing houses, but which may be as low as 5% or less of the value of the contract, must be deposited with the broker as "initial margin". This margin deposit collateralizes the obligations of the parties to the futures contract to perform their obligations under such contract. By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return which may be realized from an investment in futures contracts. Subsequent payments to and from the broker, referred to as "variation margin", are then normally made on a daily basis as the price of the futures contract fluctuates, thereby making existing positions in the futures contract more or less valuable, a process known as "marking to the market".

     Futures contracts are traded on organized exchanges, known as "contract markets," through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the position was entered into, which operates to terminate the position and fix the trader's profit or loss. U.S. contract markets as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities (such as the Securities and Investment Board in the United Kingdom (the "SIB")).

The LME

     The LME was established in 1877 and is the principal base-metal exchange in the world on which contracts for delivery of copper, lead, zinc, tin, aluminum, aluminum alloy and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals' market for the trading of forward contracts, and is therefore more closely analogous to over-the-counter physical commodity markets than futures markets. As a result, members of the LME trade with each other as principals and not as agents for customers, although such members may enter into offsetting "back-to-back" contracts with their customers. In addition, while futures exchanges permit trading to be conducted in contracts for monthly delivery in stated delivery months, historically LME contracts used to be established for delivery on any day (referred to as a "prompt date") from one day to three months following the date of contract, the average amount of time it took a ship to sail from certain Commonwealth countries to London. Currently, LME contracts may to be established for monthly delivery up to 63, 27 and 15 months forward (depending on the commodity). Further, because it is a principals' forward market, there are no price limits applicable to LME contracts, and prices could decline without limitation over a period of time. Trading is conducted on the basis of warrants that cover physical material held in listed warehouses.

     The LME is not a cash cleared market. Both inter-office and floor trading are cleared and guaranteed by a system run by the London Clearing House, whose role is to act as a central counterparty to trades executed between clearing members and thereby reduce risk and settlement costs. The LME is subject to regulation by the SIB.

     The bulk of trading on the LME is transacted through inter-office dealing which allows the LME to operate as a 24-hour market. Trading on the floor takes place in two sessions daily, from 11:40 am to 1:15 pm and from 3:10 to 4:35 pm, London time. The two sessions are each broken down into two rings made up of five minutes' trading in each contract. After the second ring of the first session the official prices for the day are announced. Contracts may be settled by offset or delivery and can be cleared in U.S. dollars, pounds sterling, Japanese yen and euros.

     Copper and tin have traded on the LME since its establishment. The Copper Contract was upgraded to High Grade Copper in November 1981 and again to today's Grade-A Contract which began trading in June 1986. Primary Aluminum was introduced as a 99.5% contract in December 1978 and today's 99.7% High Grade Aluminum Contract began trading in August 1987. Nickel joined the exchange the year after aluminum, in April 1979. The LME share (by weight) of world terminal market trading is over 90% of all copper and virtually all aluminum, lead, nickel, tin and zinc.

The ICE

     The Intercontinental Exchange(R) (ICE(R)) operates an electronic global futures and OTC marketplace for trading energy commodity contracts and ranks among the world's leading electronic marketplaces for energy trading and price discovery. ICE conducts its markets for futures trading through its subsidiary, ICE Futures. ICE also offers a range of risk management, market data and trading support services. ICE's electronic trading platform allows ICE to provide market participants with direct access to energy futures and thousands of OTC commodity products for oil and refined products, natural gas, power and emissions. In addition to its globally distributed liquid electronic markets, ICE offers a range of risk management tools designed to increase trading efficiency. ICE Data provides energy market data-based on OTC and futures markets through real-time access and an array of indices, custom data services and mark to market products.

     ICE operates the leading market for trading Brent crude futures--the key benchmark for pricing crude oil produced and consumed outside of the United States--as well as a range of refined oil products. ICE also operates the primary market for trading cleared OTC Henry Hub contracts--the most actively traded natural gas hub in North America. ICE's futures business is operated through ICE Futures, which is a Recognised Investment Exchange in the United Kingdom, supervised by the Financial Services Authority under the terms of the UK Financial Services and Markets Act 2000. ICE operates its sales and marketing activities in the UK through ICE Markets which is authorized and regulated by the Financial Services Authority as an arranger of deals in investments and agency broker.

The Basket Commodities

Copper

     One of the "original" metals, copper shared an era of history with tin as a fundamental component of the Bronze Age. However, its primary properties in modern-times are its electrical conductivity and heat-transfer abilities making it invaluable for use in the building construction and electrical industries. Copper's malleability, strength and corrosion resistant qualities also make it an excellent alloying agent for the production of intricate shapes--particularly in brass and bronze. This alloying factor made copper one of the most important industrial metals of the 19th century and it naturally became the flagship contract of the LME when it was established in 1877.

     The following chart shows the performance of Copper of the period from June 14, 1997 through June 14, 2007.



                                     Copper
                                (Jun-97 - Jun-07)
                                 [CHART OMITTED]



                                               High Intra-Day                                     Period-End
                                                Level of the           Low Intra-Day           Closing Level of
   Period-Start          Period-End                Basket            Level of the Basket          the Basket
       Date                  Date                Commodity               Commodity                Commodity
       ----                  ----                ---------               ---------                ---------
     1/1/2004             3/31/2004               3105.5                   2337                     3067.5
     4/1/2004             6/30/2004               3170                     2554                     2664.5
     7/1/2004             9/30/2004               3140                     2700                     3140
    10/1/2004            12/31/2004               3287                     2835                     3279.5

     1/1/2005             3/31/2005               3424.5                   3072                     3408
     4/1/2005             6/30/2005               3670                     3113                     3597
     7/1/2005             9/30/2005               3978                     3444                     3949
    10/1/2005            12/30/2005               4650                     3905                     4584.5

     1/1/2006             3/31/2006               5527.5                   4537                     5527.5
     4/1/2006             6/30/2006               8788                     5561                     7501
     7/1/2006             9/29/2006               8233                     7230                     7601
    10/1/2006            12/29/2006               7740                     6290                     6290

     1/1/2007             3/31/2007               6940                     5225.5                   6940
     4/1/2007             6/12/2007               8225                     6916                     7292


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Nickel

     As an alloying metal, the uses of nickel are very diverse. Its high melting point and resistance to corrosion have provided a wide scope for the metal's development. Early in the twentieth century, it was discovered that by combining nickel with steel, even in small quantities, the durability of the steel increased significantly with regards to corrosion resistance and strength. This partnership has endured and the steel industry is now the single largest consumer of nickel today.

         With the introduction of nickel trading to the LME in 1979, the Exchange's coverage of all major non-ferrous metals was complete. The LME is acknowledged as the principal pricing mechanism for nickel producers and consumers worldwide and is the only exchange in the world to provide facilities for the industry to hedge sales and purchases.

    The following chart shows the performance of Nickel of the period from June 14, 1997 through June 14, 2007.



                                     Nickel
                                (Jun-97 - Jun-07)
                                 [CHART OMITTED]



                                               High Intra-Day                                     Period-End
                                                Level of the           Low Intra-Day           Closing Level of
   Period-Start          Period-End                Basket            Level of the Basket          the Basket
       Date                  Date                Commodity               Commodity                Commodity
       ----                  ----                ---------               ---------                ---------
     1/1/2004             3/31/2004                17770                   12200                    13885
     4/1/2004             6/30/2004                15330                   10530                    14990
     7/1/2004             9/30/2004                15980                   12050                    15100
    10/1/2004            12/31/2004                16595                   12685                    15205

     1/1/2005             3/31/2005                16565                   14035                    16250
     4/1/2005             6/30/2005                17750                   14520                    14700
     7/1/2005             9/30/2005                15600                   13410                    13600
    10/1/2005            12/30/2005                14120                   11500                    13380

     1/1/2006             3/31/2006                15340                   13505                    15340
     4/1/2006             6/30/2006                23100                   15600                    22275
     7/1/2006             9/29/2006                34750                   22690                    31500
    10/1/2006            12/29/2006                35455                   29995                    34205

     1/1/2007             3/31/2007                50345                   32900                    45500
     4/1/2007             6/12/2007                54200                   41205                    41205


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Zinc

     Zinc is the fourth most widely used metal in the world. Its resistance to non-acidic atmospheric corrosion means that zinc is instrumental in prolonging the life of buildings, vehicles, ships and steel goods and structures of every kind. Accordingly, galvanizing accounts for more than half of all present day applications of metal, and this figure is increasing.

    The following chart shows the performance of Zinc of the period from June 14, 1997 through June 14, 2007.



                                      Zinc
                                (Jun-97 - Jun-07)
                                 [CHART OMITTED]



                                               High Intra-Day                                     Period-End
                                                Level of the           Low Intra-Day           Closing Level of
   Period-Start          Period-End                Basket            Level of the Basket          the Basket
       Date                  Date                Commodity               Commodity                Commodity
       ----                  ----                ---------               ---------                ---------
     1/1/2004             3/31/2004                1155.5                  1002                     1086.5
     4/1/2004             6/30/2004                1125                     967                      967
     7/1/2004             9/30/2004                1079                     943                     1079
    10/1/2004            12/31/2004                1270                    1004.5                   1270

     1/1/2005             3/31/2005                1430                    1197.5                   1349
     4/1/2005             6/30/2005                1365.5                  1216                     1223
     7/1/2005             9/30/2005                1439                    1165                     1411
    10/1/2005            12/30/2005                1915                    1405                     1915

     1/1/2006             3/31/2006                2690.5                  1912                     2690.5
     4/1/2006             6/30/2006                3990                    2710                     3260
     7/1/2006             9/29/2006                3671.5                  3125.5                   3360
    10/1/2006            12/29/2006                4619.5                  3369.5                   4331

     1/1/2007             3/31/2007                4259                    3050                     3280.5
     4/1/2007             6/12/2007                4120                    3205.5                   3700


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Crude Oil

     Brent Crude is one of the major classifications of oil consisting of Brent Crude, Brent Sweet Light Crude, Oseberg and Forties. Brent Crude is sourced from the North Sea. Oil production from Europe, Africa and the Middle East flowing West tends to be priced relative to this oil, i.e. it forms a benchmark. Brent blend is a light crude oil, though not as light as West Texas Intermediate
(WTI). It contains approximately 0.37% of sulfur, classifying it as sweet crude, yet again not as sweet as WTI. Brent is ideal for production of gasoline and middle distillates. It is typically refined in Northwest Europe, but when the market prices are favorable for export, it can be refined also in East or Gulf Coast of the United States or the Mediterranean region.

     The IPE Brent Crude futures contract provides a hedging instrument and trading mechanism. This contract is tailored specifically to meet the oil industry's need for an international crude oil futures contract and is an integral part of the Brent pricing complex, which also includes spot and forward markets. The IPE's Brent Crude futures contract is key for establishing the most important international oil price benchmark in the world. The Brent Blend complex consists of three related markets--dated or physical Brent, forward Brent and ICE futures, and is used as a basis for pricing two thirds of the world's internationally traded crude oil. It is a deliverable contract based on Exchange of Futures for Physical mechanism (EFP) delivery with an option to cash settle. The flexible nature of IPE Brent Crude futures enables companies to take delivery of physical crude supplies if they wish, through EFP or alternatively and more commonly, open positions can be cash settled after expiry against a physical price index.

     The following chart shows the performance of Crude Oil of the period from June 14, 1997 through June 14, 2007.



                                 Brent Crude Oil
                                (Jun-97 - Jun-07)
                                 [CHART OMITTED]



                                               High Intra-Day                                     Period-End
                                                Level of the           Low Intra-Day           Closing Level of
   Period-Start          Period-End                Basket            Level of the Basket          the Basket
       Date                  Date                Commodity               Commodity                Commodity
       ----                  ----                ---------               ---------                ---------
     1/1/2004             3/31/2004                33.82                   28.44                    31.51
     4/1/2004             6/30/2004                39.12                   29.95                    34.5
     7/1/2004             9/30/2004                46.8                    34.18                    46.38
    10/1/2004            12/31/2004                51.95                   37                       40.46

     1/1/2005             3/31/2005                56.15                   38.81                    54.29
     4/1/2005             6/30/2005                59.59                   47.47                    55.58
     7/1/2005             9/30/2005                68.89                   55.25                    63.48
    10/1/2005            12/30/2005                63.96                   53.75                    58.98

     1/1/2006             3/31/2006                67.32                   57.9                     65.91
     4/1/2006             6/30/2006                74.97                   65.73                    73.51
     7/1/2006             9/29/2006                78.64                   59.32                    62.48
    10/1/2006            12/29/2006                64.92                   57.39                    60.86

     1/1/2007             3/31/2007                69.14                   50.75                    68.1
     4/1/2007             6/12/2007                71.80                   63.80                    68.79


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           SPECIFIC TERMS OF THE NOTES

     In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of the Notes We May Offer--Ownership and Book-Entry Issuance" in the accompanying prospectus.

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C" (the "medium-term notes") that we may issue under the senior indenture, as amended, dated October 23, 2003, between Royal Bank and The Bank of New York (replacing JPMorgan Chase Bank, National Association), as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

     Please note that the information about the price to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of the Notes in more detail below.

Interim Coupon

     We will not pay you any periodic interest during the term of the Notes. However, if on the interim valuation date, the Percentage Change, as defined below, is greater than 0%, then we will pay you an Interim Coupon on June 29, 2010 (the "Interim Coupon Payment Date"), which shall be equal to the principal amount invested multiplied by 25%. The determination of the Percentage Change as described in the previous sentence shall be made by the Calculation Agent on the interim valuation date in the manner described below in "--Payments at Maturity and on the Interim Coupon Payment Date." The interim valuation date and the Interim Coupon Payment Date may be postponed in the manner described below in the sections "--Interim Coupon Payment Date and Maturity Date" and "--Extraordinary Event".

Minimum Investment

     The minimum investment in the Notes will be US$1,000 (non-U.S. investors may be subject to higher minimum investment).

Denomination

     We will offer the Notes in denominations of US$1,000.

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Payments at Maturity and on the Interim Coupon Payment Date

     You will receive a cash payment at maturity that is based on the Percentage Change, which may be positive or negative. The Notes are fully principal protected and you will receive at least a minimum of the principal amount at maturity. You may also receive an Interim Coupon based on the Percentage Change on the interim valuation date.

     At maturity, you will receive a cash payment equal to the principal amount invested plus an amount equal to that principal amount multiplied by the Basket Coupon. The Basket Coupon shall be calculated as follows:

          If the Percentage Change is less than or equal to 0%, the Basket Coupon will be equal to 0%.

          If the Percentage Change is greater than 0% but less than or equal to [65-75]%, then the Basket Coupon will be equal to [65-75]%.

          If the Percentage Change is greater than [65-75]%, then the Basket Coupon will be equal to the Percentage Change.

     On the Interim Coupon Payment Date, you will receive a cash payment equal to the principal amount invested multiplied by 25% if on the interim valuation date, the Percentage Change is greater than 0%.

Percentage Change

     The Percentage Change is an amount (expressed as a percentage and rounded to two decimal places) equal to the sum of the Weighted Component Changes for the four Basket Commodities.

     The Weighted Component Change for each Basket Commodity will be determined as follows:

                                           (C(f) - C(i))
                  Component Weight    x    -------------
                                                C(i)

     where,

     C(f) = Reference Price of each Basket Commodity, "C", on the interim valuation date or the final valuation date, as applicable.

     C(i) = Reference Price of each Basket Commodity, "C", on the initial valuation date.

     The Component Weights for each Basket Commodity are as follows:

          Basket Commodity                                   Component Weight
          ----------------                                   ----------------
          Copper...........................................        30.00%
          Nickel...........................................        30.00%
          Zinc.............................................        30.00%
          Crude Oil........................................        10.00%


     The method of determination for the Reference Price for each Basket Commodity is specified under "--Reference Prices" below. The method may be adjusted by the calculation agent upon the occurrence of certain extraordinary events as set forth under "--Adjustments to the Basket and Reference Price" below.

Interim Coupon Payment Date and Maturity Date

     If either the Interim Coupon Payment Date or the maturity date stated on the cover of this pricing supplement is not a business day, in that case the Interim Coupon Payment Date or the maturity date, as the case shall be, will be the next following business day. If the second business day before this applicable day does not qualify as the interim or final valuation date referred to below, then the Interim Coupon Payment Date or the maturity date, as the case shall be, will be the second business day following such interim or final valuation date. The calculation agent may postpone the interim or final valuation date--and therefore the Interim Coupon Payment Date or maturity date--if an extraordinary event occurs or is continuing on a day that would otherwise be the final valuation date. We describe extraordinary events under "--Extraordinary Event" below.

     In the event that payment on the Interim Coupon Payment Date or at maturity is deferred beyond the stated Interim Coupon Payment Date or maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Reference Prices

     The reference price for each Basket Commodity (the "Reference Price") have been determined on the initial valuation date and will be determined on the interim and final valuation dates as described below:

Copper

     The Reference Price for copper on any valuation date referred to herein is the official "cash offer" settlement price at 12:35 p.m. (London Time) quoted in U.S. dollars per ton of copper-Grade A on the LME, as determined and made public by the LME and displayed on page "MTLE" of the Reuters Monitor Money Rates Service on that date.

Nickel

     The Reference Price for nickel on any valuation date referred to herein is the official "cash offer" settlement price at 1:05 p.m. (London Time) quoted in U.S. dollars per ton of Primary Nickel on the LME or its successor, as determined and made public by the LME and displayed on page "MTLE" of the Reuters Monitor Money Rates Service on that date.

Zinc

     The Reference Price for zinc on any valuation date referred to herein is the official "cash offer" settlement price at 12:55 p.m. (London Time) quoted in U.S. dollars per ton of Special High Grade Zinc on the LME, as determined and made public by the LME and displayed on page "MTLE" of the Reuters Monitor Money Rates Service on that date.

Crude Oil

     The Reference Price for crude oil on any valuation date referred to herein is the official settlement price for one barrel of Brent crude oil on the ICE or its successor, of the first futures contract to expire following that valuation date, stated in U.S. dollars, as made public by the ICE and available on the exchange's website www.theice.com or Reuters page "SETT" on that valuation date.

Reference Prices on the Initial Valuation Date

              Copper               Nickel               Zinc          Crude Oil
              ------               ------               ----          ---------
               $/ton               $/ton               $/ton           $/barrel
C(i).....        $                   $                   $                $


Adjustments to the Basket and Reference Price

     The composition of the Basket and/or the method of determining the Reference Price may be adjusted from time to time by the calculation agent, as follows:

     o In the event that an official settlement price is not available for a Basket Commodity for whatever reason, including any discontinuance of trading in the relevant contract by the LME or ICE then the calculation agent may take such action, including adjustments to the Basket or to the method of determining such Reference Price as it deems appropriate. By way of example, and without limitation, if a contract which serves as the basis for determining the Reference Price of a particular Basket Commodity is discontinued by the exchange on which it traded, the calculation agent may determine such Reference Price for that Basket Commodity by reference to another contract for the Basket Commodity traded on another exchange or to its bid for the Basket Commodity for delivery on any valuation date.

     o In the event that the terms of any contract used for determining the Reference Price of any Basket Commodity are changed in a material respect by the commodity exchange upon which the contract trades, the calculation agent may take such action, including adjustments to the Basket or to the method of determining the Reference Price of that Basket Commodity, as it deems appropriate. Although we are not aware of any planned modification of the terms of any contract, no assurance can be given that such modifications will not occur prior to the stated maturity date.

     No adjustment will be made unless the calculation agent determines, in its sole discretion, that such adjustment is appropriate to maintain the validity of the Reference Price as an economic benchmark for the affected Basket Commodity.

Such adjustments, if any, may be made by the calculation agent at any time, or from time to time, on or prior to the stated maturity date. No adjustment will be made other than in accordance with the above.

Extraordinary Event

     As set forth under "--Payments at Maturity and on the Interim Coupon Payment Date" above, the calculation agent will determine the Basket Coupon on any valuation date. As described above, any valuation date may be postponed and thus the determination of the Basket Coupon may be postponed if the calculation agent confirms that, on a valuation date, an extraordinary event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the Reference Prices of the Basket Commodities on the first business day after that valuation date on which no extraordinary event occurs or is continuing to determine the Basket Coupon. In no event, however, will the determination of the Basket or Interim Coupon be postponed by more than five business days.

     If the determination of the Basket or Interim Coupon is postponed to the last possible day, but an extraordinary event occurs or is continuing on that day, that day will nevertheless be the date on which the Basket or Interim Coupon will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Reference Prices that would have prevailed in the absence of the extraordinary event and calculate the Basket or Interim Coupon, as the case maybe.

     An extraordinary event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the Notes or to hedge its position in respect of its obligation to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect:

     o the occurrence or existence during the one-half hour period that ends at the close of trading of any suspension of or limitation on trading (by reason of movements in price exceeding limits permitted by the relevant Principal Exchange or otherwise) on the relevant Principal Exchange in the applicable Basket Commodity or a general limitation on prices for such Basket Commodities on any Principal Exchange;

     o a suspension, absence or material limitation of trading in futures contracts, forward contracts or options contracts related to the Basket or the one or more Basket Commodities on any relevant Principal Exchange or a limitation on trading in futures, forward or options contracts on any relevant Principal Exchange on any one day by reason of movements in prices that exceed the price permitted by such exchanges;

     o the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or other government authority which would make it unlawful or impracticable for Royal Bank to perform its obligations under the Notes or for dealers to execute, maintain or modify a hedge in a position in respect of the Basket or a Basket Commodity;

     o the taking of any action by any governmental, administrative, legislative or judicial authority or power of Canada, the United States of America, Japan or the European Union or any political subdivision thereof which has a material adverse effect on the financial markets thereof; or

     o any outbreak or escalation of hostilities or other national or international calamity or crisis (including, without limitation, natural calamities) which has or would have a material adverse effect on the ability of Royal Bank to perform its obligations under the Notes or of a dealer to execute, maintain or modify a hedge of a position with respect to the Basket or a Basket Commodity or a material and adverse effect on the economy of Canada, the United States of America, Japan or the European Union or the trading of commodities, contracts or other instruments generally on any Principal Exchange.

     The following events will not be extraordinary events:

     o a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of a Principal Exchange; or

     o a decision to permanently discontinue trading in the option or futures and forward contracts relating to any Basket Commodity (see "--Adjustments to the Basket and Reference Price" above).

     For this purpose, an "absence of trading" in the Principal Exchange on which option or futures and forward contracts related to any Basket Commodities are traded will not include any time when that Principal Exchange is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

     If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount".

     For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities--Modification and Waiver" and "--Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies".

Default Amount

     The default amount for the Notes on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

     o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

     o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

     o    no quotation of the kind referred to above is obtained, or

     o every quotation of that kind obtained is objected to within five business days after the due date as described above.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

     o A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

     o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

     Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

     When we refer to a business day with respect to the Notes, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in London and New York City are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

     The Bank of New York will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations or confirmations regarding the Reference Price of each of the Basket Commodities, extraordinary events, business days, the default amount, the Basket Coupon and any amount payable in respect of your Notes. Absent manifest error, all determinations of and confirmations by the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates (or an unaffiliated party or parties with whom we contract) may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

     In anticipation of the sale of the Notes, we or our affiliates (or such unaffiliated party or parties) expect to enter into hedging transactions involving purchases of Basket Commodities included in or linked to the Basket and/or listed and/or over-the-counter options or futures or forward on the Basket Commodities prior to or on the initial valuation date. From time to time, we or our affiliates (or such unaffiliated party or parties) may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates (or such unaffiliated party or parties) may:

     o acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the value of the Basket Commodities,

     o acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or commodities, or

     o    any combination of the above two.

     We or our affiliates (or such unaffiliated party or parties) may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We or our affiliates (or such unaffiliated party or parties) may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Basket Commodities, listed or over-the-counter options or futures or forwards on Basket Commodities or listed or over-the-counter options, futures, forwards, exchange-traded funds or other instruments based on the level of indices designed to track the performance of the Basket Commodities or other components of the commodities market.

     The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in this pricing supplement for a discussion of these adverse effects.

                         SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States and Canadian tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to U.S. holders (as defined in the accompanying prospectus). It applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

In the opinion of Sullivan & Cromwell LLP, counsel to Royal Bank, the notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. The projected payment schedule, as set forth below, includes the contingent payments payable after three years and at maturity of the notes. These rules will generally have the effect of requiring you to include amounts in income in respect of the notes prior to your receipt of cash attributable to that income.

The amount of interest that you will be required to include in income in each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period. The adjusted issue price of the notes will equal the original offering price for the notes plus any interest that has accrued on the notes (under the rules governing contingent payment debt obligations) and decreased by the projected amount of any contingent payments to be made on the notes.

We have determined that the comparable yield for the notes is equal to o% per annum, compounded semi-annually, with a projected payment at maturity of $o based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, subject to the adjustments described below to reflect the actual payments made on your note, you would be required to report the following amounts as ordinary income from the note each year:


--------------------------------------------------------------------------------------------------------------------
                                                                           Total Interest Deemed to Have Accrued
                            Interest Deemed to Accrue During Accrual             from Original Issue Date
     Accrual Period                  Period (per $1000 note)            (per $1000 note) as of End of Accrual Period
--------------------------------------------------------------------------------------------------------------------
Original Issue Date through                        $o                                          $o
December 31, 2007
----------------------------------------------------------------------------------------------------------------------
January 1, 2008 through                            $o                                          $o
December 31, 2008
----------------------------------------------------------------------------------------------------------------------
January 1, 2009 through                            $o                                          $o
December 31, 2009
----------------------------------------------------------------------------------------------------------------------
January 1, 2010 through                            $o                                          $o
June 29, 2010
----------------------------------------------------------------------------------------------------------------------
June 30, 2010 through                              $o                                          $o
December 31, 2010
----------------------------------------------------------------------------------------------------------------------
January 1, 2011 through                            $o                                          $o
December 31, 2011
----------------------------------------------------------------------------------------------------------------------
January 1, 2012 through June                       $o                                          $o
29, 2012
----------------------------------------------------------------------------------------------------------------------

In addition to accruing interest income in accordance with the table above, you will be required to make adjustments (as described below) if the actual amounts you receive in any taxable year differs from the following projected payment schedule:

     -----------------------------------------------------------------------
         Projected Payment Date              Amount of Projected Payment
     -----------------------------------------------------------------------
     June 30, 2010                                      $o
     -----------------------------------------------------------------------
     June 29, 2012                                      $o
     -----------------------------------------------------------------------

If, during any taxable year, you receive actual payments with respect to your notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, you will incur a "net positive adjustment" under the contingent debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year. With respect to the notes, if the interim coupon is paid, , you will be required to report $[?] as additional ordinary income in 2010 based on an investment of $1,000.

If you receive in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, you will incur a "net negative adjustment" under the contingent debt regulations equal to the amount of such deficit. With respect to the notes, if there is no interim coupon paid, you will incur a net negative adjustment of $[?], which can be used to offset the interest accruals (as set forth on the table above) for the 2010 tax year. If you purchase your notes in the secondary market in 2010, a net negative adjustment may exceed your prior interest accruals on the notes. In this case, the net negative adjustment will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange or other disposition of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes. Any Form 1099-OID accrued interest will be based on such comparable yield and projected payment schedule.

If you purchase the notes for an amount that differs from the notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Treatment Upon Sale or Maturity. You will recognize gain or loss on the sale or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at that time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your notes under the rules set forth above and decreased by the projected amount of any contingent payments to be made on the notes.

Any gain you may recognize on the sale or maturity of the notes will be ordinary interest income. Any loss you may recognize upon the sale of the notes will be ordinary loss to the extent the interest you included as income in the current or previous taxable years in respect of the notes exceeded the total net negative adjustments you took into account as ordinary loss, and thereafter will be capital loss.

Supplemental Canadian Tax Considerations

     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain Canadian Income Tax Consequences" in the attached prospectus and prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus supplement).

     Interest paid or credited or deemed for purposes of the Act to be paid or credited on a Note (including the Index Portfolio Coupon) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this preliminary pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about June 29, 2007, which is the second (2nd) business day following the Pricing Date (this settlement cycle being referred to as "T+2"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.




                                       US$


                                   [RBC LOGO]


                              Royal Bank of Canada


                    Senior Global Medium-Term Notes, Series C
               Principal Protected Booster Notes due June 29, 2012
              Linked to the Performance of a Basket of Commodities


                                   June , 2007